UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2019

FORTY SEVEN, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38554	47-4065674
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1490 O’Brien Drive, Suite A Menlo Park, California		94025
(Address of Principal Executive Offices)		(Zip Code)

(650) 352-4150

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	FTSV	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.02.	Termination of a Material Definitive Agreement.

On December 11, 2019, Forty Seven, Inc. and Cantor Fitzgerald & Co. mutually agreed to terminate the Controlled Equity OfferingSM Sales Agreement, dated as of July 1, 2019, or the Cantor Agreement, pursuant to Section 12(d) of the Cantor Agreement.

The Cantor Agreement is filed as Exhibit 1.2 to our registration statement on Form S-3 and an accompanying prospectus (Registration Statement No. 333-232498) filed with the U.S. Securities and Exchange Commission, or the SEC, on July 12, 2019. The descriptions of the Cantor Agreement thereto do not purport to be complete and are qualified in their entirety by reference to the Cantor Agreement filed therewith.

Item 8.01	Other Events.

Underwriting Agreement

On December 11, 2019, Forty Seven entered into an underwriting agreement, or the Underwriting Agreement, with Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC as representatives of the several underwriters named therein, collectively, the Underwriters, relating to the issuance and sale, or the Offering, of 4,860,000 shares of its common stock, par value $0.0001 per share. The price to the public in the Offering is $35.00 per share, and the Underwriters have agreed to purchase the shares from Forty Seven pursuant to the Underwriting Agreement at a price of $32.90 per share. The net proceeds to Forty Seven from this Offering are expected to be approximately $159.6 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. The Underwriters have a 30-day option to purchase up to an additional 729,000 shares of common stock. All of the shares in the Offering are being sold by Forty Seven. The closing of the Offering is expected to occur on or about December 16, 2019, subject to the satisfaction of customary closing conditions.

The Offering is being made pursuant to our effective registration statements on Form S-3, as amended (Registration Statement Nos. 333-232498 and 333-235458), as previously filed with the SEC and a related prospectus and prospectus supplement.

The Underwriting Agreement contains customary representations, warranties and agreements by us, customary conditions to closing, indemnification obligations of Forty Seven and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Underwriting Agreement is filed as Exhibit 1.1 to this report, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

1.1	Underwriting Agreement, dated December 11, 2019.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (contained in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2019	Forty Seven, Inc.

	By:	/s/ Mark A. McCamish
Mark A. McCamish, M.D.
President and Chief Executive Officer